Exhibit 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated this 1st day of April, 2024, is made by and among Shenandoah Telecommunications Company, a Virginia corporation (“Parent”), and Novacap TMT V, L.P., a Delaware limited partnership (the “Seller Representative”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WITNESSETH

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of October 24, 2023 (the “Merger Agreement”) which, pursuant to Section 5.11(a) therein, permits the Company to transfer to any Person title to all or any Disposable Inventory, including but not limited to a distribution or transfer achieved via the establishment of a new subsidiary of the Company (or any other Acquired Company) to which all or any of the Disposable Inventory may be transferred or contributed (the ownership interests of which entity(ies) may be dividended or otherwise distributed to one or more of the Sellers and/or any of their respective Affiliates);

WHEREAS, prior to the Closing, the Company, certain of its Affiliates and/or one or more Sellers seek to (i) effect the transfer all or a portion of the Disposable Inventory to a newly formed subsidiary (“NewCo”) through a series of transactions previously discussed with and consented to (solely for purposes of and to the extent required by the Merger Agreement) by Parent (such transactions, the “Disposable Inventory Transfer Steps”); and (ii) as part of the Disposable Inventory Transfer Steps, effect the exchange of the Class A Units currently held by the Cash Sellers for the following two newly authorized and issued classes of units of the Company: (1) a new class of common units (the “INV Common Units”) that will be exchanged on a 1:1 basis for the Cash Sellers’ respective Class A Units (the “INV Exchange”) and (2) a new class of preferred units (the “DI Preferred Units”) that will have a fixed liquidiation value equal to the fair market value of the Disposable Inventory being transferred pursuant to the Disposable Inventory Transfer Steps; and

WHEREAS, pursuant to and in accordance with Section 10.9 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement in order to permit the INV Exchange and other transactions cotnemplated by the Disposable Inventory Transfer Steps.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parentand the Seller Representative hereby agree as follows:

1.	Amendment to Exhibit A of the Merger Agreement.

(a)	The definition of “Class A Units” set forth in Exhibit A to the Merger Agreement is hereby amended in its entirety and replaced with the following:

“Class A Units” means the Class A Units of the Company and any additional series of common units of the Company issued to the Cash Sellers on a 1:1 basis in exchange for their respective Class A Units (provided, further, for the avoidance of doubt, that upon the occurrence of any such exchange, the additional common units of the Company held by the Cash Sellers shall be treated as Class A Units for purposes of calculating the components of Merger Consideration and otherwise effecting the transactions contemplated under the Transaction Documents).

(b)	For the avoidance of doubt, (i) each INV Common Unit shall, for purposes of Article I of the Merger Agreement, be treated in the same manner as the Class A Unit for which such INV Common Unit was exchanged if such Class A Unit had remained outstanding and (ii) no DI Preferred Unit shall be entitled to receive any portion of (x) the Merger Consideration or (y) any portion of any Parent Overpayment or any amount distributed from the Escrow Account.

(c)	For the avoidance of doubt, the Seller Representative hereby (i) approves and consents to the Disposable Inventory Transfer Steps, and (ii) acknowledges and agrees that the Disposable Inventory Transfer Steps are consistent with and do not constitute a breach or violation in any respect of the Merger Agreement, and shall not constitute a basis on which to terminate or fail to effect the Closing under the Merger Agreement or to make any claim for breach of the Merger Agreement.

2.	Amendment to Section 5.11 of the Merger Agreement.

(a)	Section 5.11 of the Merger Agreement is hereby amended by inserting the following new subsection (d) immediately after Section 5.11(c) of the Merger Agreement:

“(d) The Company shall ensure that (i) the equity interests of any Subsidiary of the Company formed for the purpose of holding the Disposable Inventory as contemplated by Section 5.11(a) shall be distributed to one or more of the Sellers and (ii) any equity interests of the Company (other than any Class A Units) issued to any Seller in anticipation of the distribution of such Subsidiary shall be cancelled and redeemed in exchange for the distribution of the equity interests of such Subsidiary, in each case, prior to the Closing.

3.	Miscellaneous. This Amendment is not intended to amend or modify the terms of the Merger Agreement except as expressly set forth herein, and all other terms of the Merger Agreement shall remain in full force and effect and shall be unaffected hereby. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. This Amendment shall be effective and binding on all Parties when each of the undersigned has executed and delivered a counterpart of this Amendment. Any signature received via electronic mail in portable document format shall be deemed to be an original and shall be fully binding on the Parties. Whenever the Merger Agreement is referred to, whether in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, and references to “the date hereof” in the Merger Agreement and “the date of this Agreement” shall continue to refer to October 24, 2023.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned have duly executed and delivered this Amendment as of the date first above written.

PARENT: SHENANDOAH TELECOMMUNICATIONS COMPANY
By:	/s/ Christopher E. French
Name: Chrostopher E. French
Title: President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

SELLER REPRESENTATIVE: NOVACAP TMT V, L.P. By: Novacap Management, Inc., its general partner
/s/ Pascal Tremblay
Name: Pascal Tremblay Title: President

[Signature Page to First Amendment to Agreement and Plan of Merger]